UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2014
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DreamWorks Animation SKG, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California		91201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (818) 695-5000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Management Changes

On September 3, 2014, DreamWorks Animation SKG, Inc. (the “Company”) announced that Edward Aleman will become Chief Accounting Officer of the Company, effective September 15, 2014. Effective as of the commencement of Mr. Aleman’s employment, Lewis Coleman, who has served as the acting Chief Accounting Officer since June 16, 2014, will no longer serve in such position. Mr. Coleman will continue to serve as the Company’s Vice Chairman and as a member of its Board of Directors. Other than Mr. Coleman’s title change, the Company and Mr. Coleman did not amend the amended and restated employment agreement between the Company and Mr. Coleman, dated July 28, 2014 (the “Coleman Agreement”), or enter into any new agreements or arrangements in connection with Mr. Coleman no longer serving as the Company’s acting Chief Accounting Officer. The Coleman Agreement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on August 1, 2014, and the material terms of the Coleman Agreement were described in such Form 8-K and the Company’s Current Report on Form 8-K/A filed on June 20, 2014.

Prior to joining the Company, Mr. Aleman was Vice President, Assistant Controller for DIRECTV U.S., a position he had held since 2004. Mr. Aleman began his employment with DIRECTV in 1999. From 1994 until 1999, he was with Beckman Coulter, where he served in a variety of accounting and treasury positions. From 1990 to 1994, he was with KPMG Peat Warwick, most recently serving as an audit supervisor. Mr. Aleman is a certified public accountant in California. Mr. Aleman is 47 years old.

Employment Agreement

In connection with Mr. Aleman’s appointment, the Company’s Compensation Committee (the “Compensation Committee”) approved an employment agreement between the Company and Mr. Aleman (the “Employment Agreement”). The material terms and conditions of the Employment Agreement are summarized below.

Term. The Employment Agreement is effective as of September 15, 2014 and provides for a term of employment through November 15, 2017.

Title. Pursuant to the Employment Agreement, Mr. Aleman’s title will be Chief Accounting Officer of the Company.

Salary and Annual Incentive Awards. Under the Employment Agreement, Mr. Aleman will have an annual base salary of $400,000. In addition, Mr. Aleman will be eligible, subject to annual approval by the Compensation Committee, to receive annual cash incentive awards with an aggregate grant-date target value of $200,000, which will be prorated for calendar year 2014.

Long-Term Equity Incentive Awards. Mr. Aleman will be eligible, subject to approval by the Compensation Committee, to receive an equity-based incentive award with a grant-date target value of $650,000. Mr. Aleman will also be eligible, subject to annual approval by the Compensation Committee, to receive annual equity-based incentive awards, beginning in October 2014, consistent with other senior executives, with an annual aggregate grant-date target value of $300,000.

Additional Cash Payments. Under the Employment Agreement, while Mr. Aleman remains employed by the Company, he will receive cash payments of $300,000, $175,000 and $175,000 on each of December 31, 2014, 2015 and 2016, respectively. In addition, Mr. Aleman will receive any unpaid portion of these payments if his employment terminates due to his death or disability, if the Company terminates his employment other than for cause or if Mr. Aleman terminates his employment for good reason.

Benefits and Business Expense Reimbursement. Under the Employment Agreement, Mr. Aleman is eligible for certain other benefits (such as reimbursement of ordinary business expenses). Mr. Aleman will also be entitled to reimbursement for the cost of obtaining medical continuation coverage for him and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986 for the period beginning on his initial date of employment and continuing until he becomes eligible for coverage under the Company’s standard health and welfare benefits. Finally, he will be entitled to receive the Company’s standard relocation consulting services and reimbursement of any rental agent fees incurred in connection with obtaining rental housing near the Company’s headquarters location in Glendale, California.

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Aleman’s employment during the term with or without cause (as defined in the Employment Agreement) and Mr. Aleman may terminate his employment for good reason (as defined in the Employment Agreement).

a. Involuntary Termination; Termination for Good Reason. If the Company terminates Mr. Aleman’s employment other than for cause, disability or death, or if Mr. Aleman terminates his employment for good reason, the Company will generally continue Mr. Aleman’s base salary and benefits until the expiration of the term of the Employment Agreement. Mr. Aleman will also receive, with respect to each year following the date of termination through the end of the expiration of the term of the Employment Agreement for which the Company has not yet paid annual cash bonuses, if any, under its short-term incentive plan to similarly situated officers or employees, an annual cash amount equal to the average annual bonuses that have been paid (whether or not deferred) to him, following the effective date of the Employment Agreement with respect to years during the term of the Employment Agreement during which Mr. Aleman was eligible for an annual bonus (or, in the case of a termination that occurs before the date in 2015 that the Compensation Committee determines bonuses in respect of 2014, the amount that he would have received had he remained employed until such determination date). The bonus payment in the final year of such period of continued bonuses will be prorated based on the number of days within such year prior to the expiration of the term of the Employment Agreement. In the event of termination within 12 months following a change of control, the period of such continued benefits and bonuses may be longer (as set forth below). In addition, under the Employment Agreement, subject to certain specified exceptions, Mr. Aleman will be obligated to mitigate the Company’s payment obligations by seeking other employment and any compensation earned from such employment will reduce on a dollar-for-dollar basis the Company’s payment obligations (other than the additional cash payments described above). All equity-based compensation having time-based vesting criteria held by Mr. Aleman will generally accelerate vesting and remain exercisable for the remainder of the term of the grant. All equity-based compensation having performance-based vesting criteria held by Mr. Aleman will generally remain outstanding and subject to such performance-based criteria through the vesting period (subject, in all cases, to termination in the event of a corporate transaction).

b. Death or Disability. In the event that Mr. Aleman dies or becomes disabled during the term of the Employment Agreement, he or his estate, as applicable, will receive continued salary (in the case of disability, at a rate equal to 50% of Mr. Aleman’s base salary) and other benefits for a specified term. The Employment Agreement also provides, with respect to outstanding equity-based awards, that Mr. Aleman or his estate, as applicable, will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals) and Mr. Aleman will receive credit for the shorter of (i) an additional year of service and (ii) 50% of the remaining term of the Employment Agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant (subject to termination in the event of a corporate transaction). Amounts payable to Mr. Aleman pursuant to the disability provisions of the Employment Agreement will offset, on a dollar-for-dollar basis, the amount of any other disability benefits to which Mr. Aleman would be entitled under any Company plan.

c. Termination for Cause. If Mr. Aleman’s employment is terminated by the Company for cause, Mr. Aleman will not be entitled to any equity-based compensation that has not already vested, although he will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination.

Change of Control. The Employment Agreement provides that, in the event of a change of control, all outstanding unvested equity awards held by Mr. Aleman will remain unvested and continue to vest in accordance with their terms. However, if such outstanding awards are not assumed or substituted for new awards covering stock of a successor corporation or its affiliate, adjusted as appropriate to preserve the material terms and conditions of such awards prior to the change of control, all such outstanding unvested equity awards held by Mr. Aleman will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) immediately prior to the change of control and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

In addition, if, within 12 months following a change of control, Mr. Aleman is involuntarily terminated other than for cause, he terminates his employment voluntarily for good reason, or, solely with respect to clause (i) below, his employment terminates as a result of the natural expiration of the term of the Employment Agreement, the Employment Agreement provides that (i) the base salary, benefits and bonus payments described above will continue for the greater of (A) the remaining term and (B) two years (which, in the case of the natural expiration of the applicable term, will be two years from such expiration) and (ii) all outstanding unvested equity awards held by Mr. Aleman will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

Miscellaneous. Pursuant to the Employment Agreement, the Company has agreed to indemnify Mr. Aleman to the fullest extent permitted by law against any claims or losses arising in connection with his service to the Company or any affiliate. The Employment Agreement also includes non-solicitation, confidentiality, intellectual property and similar provisions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit No.	Description
99.1	Employment Agreement, dated as of August 28, 2014, by and between DreamWorks Animation SKG, Inc. and Edward Aleman

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.
Date: September 3, 2014	By:	/s/ Lewis W. Coleman
Lewis W. Coleman
Vice Chairman

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement, dated as of August 28, 2014, by and between DreamWorks Animation SKG, Inc. and Edward Aleman